Exhibit 10.1

CONTRACT FOR SALE AND PURCHASE

(Tesoro Preserve)

GINN-LA WILDERNESS LTD., LLLP
“Seller”

AND

SEABOARD HOME BUILDING, CORP.
“Buyer”

December 31, 2009

CONTRACT FOR SALE AND PURCHASE

This Contract For Sale and Purchase (“Contract”) is made and entered into by and between GINN-LA WILDERNESS, LTD., LLLP (“Seller”), a Georgia limited liability partnership and SEABOARD HOME BUILDING, CORP. (“Buyer”).

W I T N E S S E T H:

WHEREAS, Seller is the owner of the following property (hereinafter referred to collectively as the “Property”):

(a)           certain real property located in the residential community commonly known as Tesoro Preserve (the “Project”) and being located in St. Lucie County, Florida, and being legally described in Exhibit A hereto (hereinafter referred to as the “Real Property”), which Real Property includes, without limitation, 82 single family residential lots and an approximately seven (7) acre commercially zoned parcel.

(b)           all right, title and interest of Seller, if any, in and to any and all strips, gores, easements, privileges, choses in action, accretions, and other tenements, hereditaments and appurtenances of or related to the Real Property, including without limitation, the following:  (i) rights to lands underlying streets, roads, highways, and avenues adjacent to the Real Property, (ii) access or other easements and rights-of-way related to or benefiting the Real Property, (iii) riparian and littoral rights, and other water rights related to or benefiting the Real Property, (iv) utility mains, service laterals, hydrants, and valves servicing or available to serve the Real Property, and (v) oil, gas, minerals, soil, flowers, shrubs, crops, trees, timber, compacted soil, submerged lands, fill, landscaping, and other embellishments on or appurtenant to the Real Property (hereinafter referred to collectively as the “Appurtenances”);

(c)           all buildings, structures, infrastructure and improvements located on the Real Property, (hereinafter referred to collectively as the “Improvements”);

(d)           all personal property, including without limitation, all furniture, fixtures, machinery, equipment, tools, carpeting, window treatments, plumbing, air conditioning and heating fixtures and units, and other tangible personal property which is or shall be located on the Real Property, which is owned by Seller and which is used in connection with the operation, management, maintenance or leasing of the Real Property and/or the Improvements (hereinafter referred to collectively as the “Personal Property”);

(e)           all fictitious and other names, logos, trademarks, telephone numbers, and other rights, if any, utilized by Seller in connection with the Real Property or the Improvements, and all general intangible rights pertaining to or accruing to the benefit of the Real Property or the Improvements, including without limitation, all assignable and/or transferable warranties and guaranties, service contracts, development orders, certificates of occupancy, licenses and permits (hereinafter referred to collectively as the “Intangible Property”);

(f)           all contracts and agreements held by Seller relating to the Real Property or the Improvements which are assignable (hereinafter referred to individually  as an “Assigned Agreement,” and collectively as the “Assigned Agreements”);

(g)           all leases, rental deposits, pre-paid rents, occupancy agreements, and licenses which currently affect any portion of the Real Property or Improvements as of the Effective Date (as hereinafter defined), or which shall affect any portion of the Real Property or Improvements after the Effective Date, but prior to Closing (as hereinafter defined) (hereinafter referred to individually as a “Lease” and collectively as the “Leases”);

(h)           the interest of Seller, as declarant under that certain Amended and Restated Declaration of Covenants, Conditions and Restrictions for Tesoro Preserve (formerly known as River Point) executed January 5, 2005, as amended (the “Master Declaration”); and

(i)           all rights, benefits, privileges and obligations of Seller which arise on or subsequent to the Closing Date in connection with the Association [as hereinafter defined] (the “POA Rights”).

WHEREAS, Seller desires to sell the Property to Buyer, and Buyer desires to buy the Property from Seller, all in accordance with the terms hereof;

NOW, THEREFORE, for and in consideration of the mutual promises herein set forth, the parties hereby agrees as follows:

1. Purchase and Sale.

1.1 Conditions.  Seller and Buyer hereby agree that Seller shall sell the Property and Buyer shall buy the Property, subject to and in accordance with the terms and conditions hereinafter set forth.

1.2 Excluded Property. Notwithstanding anything to the contrary in Section 1.1, the property, assets, rights and interests set forth in this Section 1.2 (the “Excluded Property”) are excluded from the Property:

(a) Cash.  Except for deposits expressly included in Section 1.1 and subject to the prorations and other adjustments set forth in this Contract, all cash on hand or on deposit in any bank, operating account or other account maintained by Seller.  All cash and assets in the accounts of the Association shall remain in the accounts of the Association until Closing and shall not be removed by Seller.

(b) Third-Party Property.  Any improvements, fixtures or personal property owned by (i) the tenant under any Leases, (ii) any governmental authority or other person (iii) the lessor, supplier or vendor under any Assigned Agreements, (iv) any employees or agents of Seller, or (v) the Tesoro Preserve Property Owners Association, Inc. (the “Association”).

1.3 Assumed Liabilities.  At Closing, Buyer shall assume (i) all liabilities under and with respect to the Intangible Property, the Assigned Agreements, the Leases and the Master Declaration transferred, conveyed or assigned to Buyer to the extent arising or accruing on or after the Closing Date, (ii) all liabilities arising  or accruing with respect to the Property and the Association on or after the Closing Date except those expressly retained by Seller, (iii) subject to Seller’s express representations and warranties in Section 10, all liabilities with respect to the condition of the Property whether arising or accruing prior to or after the Closing, (iv) all liabilities arising or accruing prior to the Closing to the extent Buyer has received a credit therefor under Section 9, and (v) all liabilities otherwise expressly assumed by Buyer or against which Buyer has indemnified Seller under any other provision in this Agreement or the Closing Documents (collectively, the “Assumed Liabilities”).

1.4 Excluded Liabilities.  Seller shall retain all liabilities with respect to the Property other than the Assumed Liabilities (the “Excluded Liabilities”).

2. Deposit and Purchase Price.

2.1 Deposit.  Within two (2) days subsequent to the full execution of this Contract, Purchaser shall deposit One Hundred Thousand and No/100 ($100,000.00) Dollars as a non-refundable deposit (“Deposit”) with Morris, Manning, Martin, LLP, 1600 Atlanta Financial Center, 3343 Peachtree Road, Atlanta, Georgia 30326 (“Escrow Agent”).  The Deposit shall be held by Escrow Agent in accordance with the terms hereof, and at Closing (hereinafter defined) shall be credited against the Purchase Price.  All interest earned on the Deposit or any portion thereof shall be disbursed in the same manner as the Deposit.

2.2 Purchase Price.  The Purchase Price for the Property shall be Two Hundred Fifty Thousand and No/100 ($250,000.00) Dollars.  The Purchase Price, as adjusted by the closing prorations described in Section 9 below and as reduced by the Deposit, shall be payable at the closing of the transaction contemplated by this Agreement (the act of closing being hereinafter referred to as “Closing” and the date on which Closing occurs being hereinafter referred to as the “Closing Date”) to Seller by wire transfer of funds pursuant to wiring instruction given to Purchaser prior to Closing.

2.3 Additional Consideration.  Seller and Buyer acknowledge and agree that, in addition to the Purchase Price, the additional consideration flowing to Seller from Buyer for Seller’s conveyance of the Property will be Buyer’s undertaking and completion of the Development Work (as defined below).

3. Development Work.

3.1 Description of Work.  In consideration of Seller’s agreement to convey the Property, Buyer, at Buyer’s sole cost and expense, agrees that Buyer will perform the following work and actions (collectively, the “Development Work”) in accordance with the terms and conditions to be set forth in a development agreement which will be entered into by Seller and Buyer at Closing (the “Development Agreement”).

(a) Social Club Work.  Buyer, shall construct on that portion of the Project more particularly identified on Exhibit B attached hereto certain improvements which will constitute a social club for the owners and residents of the Project.  Such improvements shall be a clubhouse, a swimming pool and two (2) tennis courts and all utilities necessary for the operation and use of the clubhouse, swimming pool and tennis courts (the “Social Club Improvements”).  Seller has prepared that certain Tesoro Preserve PUD Parcel G Site Plan dated September 6, 2006 prepared by Culpepper and Terpening, Project 04-035 and that certain Tesoro Preserve Social Clubhouse Construction Plan prepared by Peacock + Lewis (collectively, the “Social Club Plans”) for the Social Club Improvements.  Seller acknowledges that Buyer intends to value engineer the Social Club Plans and to present to Seller for its review and approval, prior to submission of the same to all governmental authority for permitting, revised Social Club Plans, a construction schedule and a budget for the cost of construction and completion and furnishing of the Social Club Improvements.  Buyer shall commence construction of the Social Club Improvements on or before twenty-four (24) months subsequent to the Closing Date, shall diligently prosecute such construction and shall complete construction of the Social Club Improvements on or before thirty-six (36) months subsequent to the Closing Date.

(b) Infrastructure.  Buyer, on or before the dates set forth below, shall undertake the following (the “Infrastructure Work”):

(i)
Buyer shall install the final lift of asphalt on those roads and sidewalks located within the Project as shown in Tesoro Preserve Plat No. 5, recorded in Plat Book 54, Pages 38 and 39 (the “Road Work”).  Such installation shall be performed in accordance with those certain Construction Plans for Tesoro Preserve P.U.D. Parcels G and H, prepared for The Ginn Corporation, prepared by Culpepper and Terpening and consisting of Sheets 1 - 23.  Buyer shall commence construction of the Road Work on or before twenty-four (24) months subsequent to the Closing Date, shall diligently prosecute such construction and shall complete construction of the Road Work on or before thirty-six (36) months subsequent to the Closing Date.

(ii)
On the Closing Date, Buyer shall post with City of Port St. Lucie, Florida (the “City”) one or more performance bonds as required by the City in substitution of that certain performance bond, Bond No. 20BCSDZ6621 dated June 12, 2006,  Seller, as principal, Hartford Fire Insurance Company as surety and City of Port St. Lucie, Utility Department as obligee, in the original penal sum of $1,117,834.20 (now reduced to $66,128.40) and shall execute such agreements and instruments as are necessary to cause the City to release Seller and any party who has provided an indemnification or guaranty with respect to such bond, from the performance bond posted by Seller with respect to the Infrastructure Work.

(c) Entry Work.  Buyer shall design, construct and complete an entry gate and landscaping on that portion of the Project more particularly identified in Exhibit B (the “Entry Work”).  Buyer shall prepare plans and specifications, a construction schedule and a budget for the Entry Work and, prior to submission of the same to a governmental authority for permitting, shall submit the same to Seller for Seller’s approval.  Buyer shall obtain all permits and post all bonds required for the Entry Work.  Buyer shall commence construction of the Entry Work on or before twenty-four (24) months subsequent to the Closing Date, shall diligently prosecute such construction and shall complete construction of the Entry Work on or before thirty-six (36) months subsequent to the Closing Date.

(d) Permits.  Seller has obtained the permits described in Schedule 10(e) as “SFWMD Permits” and “Corp Permits” relating to wetlands on or with respect to the Project.

SFWMD has issued a letter of non-compliance with respect to the SFWMD Permit identified as No. 56-01506-P, Application No. 040712-15, as modified by Application No. 020726-8; said letter  being described in Schedule 10(e) hereto.

At Closing, Buyer and Seller, to the extent required by SFWMD and the Corp, shall deliver to SFWMD and/or the Corp, as appropriate, such documents and instruments as are necessary, to transfer and assign the SFWMD Permits and the Corp Permits to Buyer.  At Closing, Buyer shall assume all obligations and duties of Seller under the SFWMD Permits and the Corp Permits, including, without limitation, the obligation to correct all violations listed in the letters of non-compliance from SFWMD and the obligation to maintain and monitor all wetlands and upland buffer areas and preserves within the Project as required by the SFWMD Permits and Corp Permits.  Within the time frame established by SFWMD and/or the Corp, as applicable, but in all events on or before three (3) years subsequent to the Closing Date, Buyer shall correct all violations listed in the letter of non-compliance from SFWMD and shall deliver evidence thereof to Seller (the “Wetlands Work”).  Seller has completed certain design work necessary to correct such violations and shall assign to Buyer at Closing the plans therefore.  Buyer, prior to submission of the same to a governmental authority for permitting, shall provide to Seller for Seller’s approval a budget and schedule for completion of the Wetlands Work.

3.2 Security.  At Closing, Buyer shall deliver to a mutually acceptable escrow agent an amount equal to one hundred percent (100%) of the estimated costs (as agreed upon by Seller and Buyer) for any portion of the Development Work not completed by Closing.  Buyer, at its option, and in lieu of a cash escrow for the Social Club Improvements, may post a letter of credit with respect to the agreed upon estimated costs relating to the Social Club Improvements. The terms, conditions and beneficiary for such letter of credit shall be acceptable to Seller in its sole discretion.  The escrow and/or letter of credit (the “Security”) posted pursuant to this Section 3.2 shall be security for the performance of Buyer’s obligations under the Development Agreement.  Buyer shall have the right to draw upon the Security based on standard construction draw procedures to pay for the costs of the Development Work.  Notwithstanding the posting of the Security, Buyer shall be responsible for all costs and expenses for and associated with the Development Work.

3.3 Development Agreement.  At Closing, Buyer and Seller shall execute and deliver the Development Agreement which, among other provisions, shall more particularly outline the Development Work as described in Section 3.1, set forth the draw procedures for use of the Security, Buyer’s indemnification for failure to timely complete the Development Work and for any damage caused by Buyer’s undertaking of the Development Work and detail Seller’s rights upon failure of Buyer to fulfill its obligations relating to the Development Work, including a right of self-help with the right to draw upon the Security.  Buyer and Seller shall work together in good faith to agree upon the form of the Development Agreement and shall execute the Development Agreement at Closing.

3.4 HUD Filings.  Buyer acknowledges that Seller has voluntarily suspended all registrations filed with the Department of Housing and Urban Development (“HUD”) with respect to the Project.  Buyer shall be responsible for any and all filings required by HUD in order to sell any or all of the Property and shall cause such filings to be approved by HUD prior to the sale of all or any portion of the Property.

3.5 Existing Lot Owners.  Buyer acknowledges that prior to the Effective Date, Seller has closed the sale of 358 lots within the Project to third party purchasers.  Certain portions of the Infrastructure Work are obligations of Seller to those purchasers.  Buyer hereby indemnifies, holds harmless and agrees to defend by counsel acceptable Seller and Buyer, Seller from any and all claims, causes of action, suits, costs, expenses, damages and other liabilities which arise or occur as a result of Buyer’s failure to timely complete the Infrastructure Work, including without limitation, any claims or actions by any existing lot owners arising from the failure to complete the Infrastructure Work.

4. Investigation of Property.

4.1 Investigation Period.  Buyer acknowledges that it has undertaken an investigation, review and inspection of the Property prior to the Effective Date and hereby acknowledges that Seller shall take title to the Property in its AS-IS, WHERE AS condition.

4.2 Estoppels.  On or before January 5, 2010, Buyer may deliver to Seller written notice of any estoppel certificates which Buyer would like relating to any Intangible Property, Assigned Agreement, Leases or the Master Declaration.  Seller agrees to use reasonable commercial efforts to request and obtain such estoppel certificates prior to Closing.  In the event Seller has not obtained all of such estoppel certificates by Closing, then Buyer either shall (i) proceed to close the transaction contemplated by this Contract, without any further obligation of Seller relating to such estoppel certificates, or (ii) cancel this Contract by written notice to Seller.  Upon termination of the Contract, the Deposit and all interest thereon shall be delivered to Seller, and thereafter neither Seller nor Buyer shall have any further rights, duties or obligations under this Contract, except as otherwise expressly provided in this Contract.

5. Title Matters.

5.1 Conveyance of Title; Permitted Exceptions.  Seller shall convey fee simple, marketable title to the Real Property to Buyer by special warranty deed on the Closing Date, subject only to the following:  (i) ad valorem real estate taxes for 2010, and subsequent years, (ii) zoning ordinances and regulations, (iii) the Leases, (iv) the matters listed in the title policies provided to Buyer by Seller, provided any monetary encumbrance listed therein arising by, through or under Seller shall be satisfied by Seller on or before Closing, and (v) any additional items that do not render title unmarketable or materially impact the ability to use the Property as residential lots with related improvements, as reasonably determined  by Buyer (the foregoing (i) through (v) are collectively referred to as the “Permitted Exceptions”).  Buyer agrees to accept title to the Real Property subject only to the Permitted Exceptions.  Marketable title shall be determined according to the applicable Title Standards adopted by The Florida Bar and in accordance with applicable law.

5.2 Evidence of Title.  Buyer shall obtain an owner’s title insurance commitment for an ALTA Form B marketability title insurance policy (providing for delivery of an owner’s title insurance policy to Buyer after Closing), issued by a Florida licensed title insurance underwriter, in the full amount of the Purchase Price, together with legible copies of all exceptions.  Buyer, at its cost, may obtain a UCC-11 search of Seller from the Florida Secretary of State (with copies of any documents found).  At or before Closing, any financing statements filed with the Florida Secretary of State that affect any part of the Real Property or Seller shall be released or terminated.  Buyer will provide Seller a copy of Buyer’s title insurance commitment prior to Closing.

6. Intentionally Deleted.

7. Closing.

7.1 Closing Date.  The Closing on the sale and purchase under this Contract shall take place on or before January 15, 2010.  Closing shall take place at the office of the title agent if it is in the county in which the Real Property is located, or such other location mutually agreed to by Seller and Buyer.  Closing may also take place by escrow.

7.3 Closing Escrow.  If the parties agree to effect the Closing through an escrow (the “Closing Escrow”), Seller and Buyer on or before the Closing Date shall enter into a closing escrow agreement with the title agent with respect to the Closing Escrow in form and substance reasonably acceptable to Seller, Buyer and the title agent (the “Closing Escrow Agreement”) pursuant to which (i) all of the documents required to be delivered by Seller and Buyer pursuant to this Agreement (the “Closing Documents”) shall be deposited with the title agent; (ii) the funds necessary to close this transaction to be paid by Buyer or Seller, as appropriate, shall be deposited with the title agent, and (iii) at Closing, the funds shall be disbursed as provided in this Contract, and the Closing Documents shall be delivered to Seller and Buyer (as the case may be) pursuant to the Closing Escrow Agreement.

7.4 Seller’s Deliveries.  At the Closing, Seller shall deliver or cause to be delivered to Buyer or deposited with the title agent in the Closing Escrow for the benefit of Buyer all of the (i) documents, each of which shall have been duly executed by Seller (as applicable) and acknowledged (if required), and (ii) other items, set forth in this Section 7.4, as follows:

(a)	A special warranty deed conveying the Real Property, the Appurtenances and Improvements to Buyer, subject to the Permitted Exceptions;
(b)	A Bill of Sale with limited warranties of title transferring the Personal Property to Buyer;
(c)	An Assignment and Assumption of Assigned Agreements and Leases with the assumption by Buyer of the liabilities and obligations under such agreements from and after the Closing Date;
(d)	A General Assignment and Assumption assigning the Intangible Property, with the assumption by Buyer of the liabilities and obligations thereunder from and after the Closing Date;
(e)	Such agreements, affidavits or other documents as may be reasonably required by the title company from the Seller to issue the Title Policy;
(f)
Any required real estate transfer tax declaration or similar documents required in connection with any tax imposed by any governmental authority in connection with the transaction contemplated hereunder;

(g)	A FIRPTA affidavit in the form set forth in the regulations under Sections 897 and 1445 of the Code
(h)	A Closing Statement;
(i)	An assignment of (i) the rights of Seller as declarant under the Master Declaration, and (ii) the POA Rights, in form reasonably acceptable to the parties;
(j)	The Development Agreement;

(k)
The resignation of all employees, agents or other appointees of Seller from all boards, offices and committees of the Association and of the Architectural Review Board created pursuant to the Master Declaration;

(l)	Certified resolutions and/or consents of Seller approving, authorizing and directing the transaction contemplated in this Contract;
(m)	All keys used in connection with the Property and in Seller’s or Seller’s agent’s possession;
(n)
Evidence of termination of all agreements, if any, between Seller and all builders included on the Featured Builder List (as described in Article VII, Section 3 of the Master Declaration) provided, the “Featured Builder Program” shall not be terminated; and

(o)
A quitclaim deed for all common areas identified on recorded plats of the Real Property as “dedicated to the Association”; provided Buyer, prior to Closing, shall identify for Seller all such common areas by plat reference.

(p)	Any and all other documents and instruments necessary to effect the terms of this Agreement

7.5 Buyer’s Deliveries.  At the Closing, Buyer shall deliver or cause to be delivered to Seller or deposited with the title agent in the Closing Escrow for the benefit of Seller all of the (i) documents, each of which shall have been duly executed by Buyer and acknowledged (if required), and (ii) other items, set forth in this Section 7.5, as follows:

(a)	The Security;
(b)	All funds required from Buyer to close the transaction contemplated by this Contract;
(c)	A counterpart of each of the documents and instruments to be delivered by Seller under Section 7.4 which require execution by Buyer;
(d)
Evidence of termination of all agreements, if any, between Seller and all builders included on the Featured Builder List (as described in Article VII, Section 3 of the Master Declaration) provided, the “Featured Builder Program” shall not be terminated; and

(e)	Certified corporate resolution(s), affidavit(s) and/or incumbency certificate(s) of Buyer approving, authorizing and directing the transaction contemplated in this Contract; and
(f)	All such additional documents as may be reasonably requested by Seller and/or the closing agent in order to consummate the transaction contemplated in this Contract.

7.6 Delivery of Books and Records.  To the extent not previously delivered to Buyer, Seller and Buyer shall make arrangements for the delivery to Buyer of all originals (or copies if originals are not available) of the Intangible Property, Assigned Agreements and Builder’s Program Documents in Seller’s possession within a reasonable period after the Closing; provided, however, that Seller shall have the right to (i) retain copies of such matters, and (ii) redact and reformat any books and records which include data or other information pertaining to any other property or assets owned or operated by Seller or any of its affiliates.

7.7 Possession.  Seller shall deliver possession of the Property to Buyer upon the Closing, subject to the Permitted Exceptions.  Seller shall deliver the Property to Buyer at Closing in its present condition, ordinary wear and tear, casually and condemnation, excepted.

8. Expenses.

  At Closing, Seller and Buyer shall each pay one-half of the following closing expenses (a) the costs of Buyer’s lender’s title insurance commitment and policy, (b) the costs of recording the deed from Seller, (c) the costs associated with Buyer’s title insurance commitment, including without limitation, search, document examination and document fees, and (d) documentary stamps on the deed.  Each party shall pay their respective attorneys.  Except as provided in this Section 8, Seller shall have no obligation to pay any other cost or expense relating to the Closing of the transaction.

9. Prorations, Credits and Adjustments.  The following items relating to the Property shall be adjusted as of the day of Closing, with the day of Closing belonging to Buyer:

9.1 Real Estate Taxes.

(a) Real estate and personal property taxes with respect to the Property shall be prorated at Closing based on the 2009 tax bill, with due allowance made for the maximum allowable discount and any exemptions allowed for said year.

(b) After the Closing, Seller and Buyer shall reprorate the taxes based on the actual bill(s) for the relevant tax period(s) when issued. Upon receipt of the actual bill(s) for the relevant taxable period(s), Buyer shall prepare a reproration statement showing the proration amount paid at Closing for the tax period(s) in question and the revised amount payable for such tax period(s) based on the actual bill(s) therefor (a “Reproration Statement”). Buyer shall cause the Reproration Statement for the tax period(s) in question to be prepared and delivered to Seller not later than thirty (30) days after receipt by Buyer of the actual tax bill(s) for the relevant tax period(s) in question, and if such Reproration Statement shows a balance due to Seller, Buyer shall pay such amount to Seller within such period.  If the Reproration Statement shows a balance due to Buyer, Seller shall pay such amount to Buyer no later than thirty (30) days after receipt of the Reproration Statement.  The provisions of this Section 9.1(b) shall survive Closing.

9.2 Other Fees, Utility Deposits.  All licenses and permit fees, costs and revenues and other proratable items shall be prorated as of Closing.  Seller shall be entitled to the return of all utility deposits and other deposits with respect to the Property.  Telephone, electric, gas, water and sewer charges shall not be adjusted; Seller shall make arrangements for final bills to be obtained from the applicable utility companies as of Closing, and Seller shall be responsible for all such bills, and Seller agrees to indemnify and hold Buyer harmless from and against any claim, suit or action, and for all costs, expenses, judgments, and liabilities, including without limitation, attorneys’ and paralegal fees, at all trial and appellate levels, for such utility bills relating to the time prior to Closing.  Buyer shall be responsible for making arrangements with all applicable utilities in connection with providing telephone, electric, gas, water and sewer services from and after Closing, including without limitation, paying all required deposits.  Seller and Buyer shall coordinate their actions under this paragraph so that such services provided are not interrupted.  Notwithstanding the foregoing, if transferable, licenses, permits, utility and other deposits shall be transferred to Buyer at Closing, at Buyer’s request, and the cost of said licenses and permits shall be prorated against, and the amount of said transferable utility deposits shall be added to, the Buyer’s cash to close.  The provisions of this Section 9.2 shall survive Closing.

9.3 Leases.  Any rents and other amounts prepaid, accrued or due and payable under the Leases shall be prorated as of the Closing Date between Buyer and Seller. Buyer shall receive a credit for all assignable security deposits held by Seller under the Leases, and Buyer thereafter shall be obligated to refund or apply such deposits in accordance with the terms of such Leases.

9.4 Assignable Agreements.  Any amounts prepaid, accrued or due and payable under the Assignable Agreements (other than for utilities which proration is addressed separately in Section 9.2 shall be prorated as of the Closing Date between Seller and Buyer. Buyer shall receive a credit for all deposits held by Seller under the Assignable Agreements which are transferred to Buyer, and Buyer thereafter shall be obligated to refund or apply such deposits in accordance with the terms of such Assignable Agreements. Seller shall receive a credit for all deposits made by Seller under the Assignable Agreements which are transferred to Buyer or remain on deposit for the benefit of Buyer.

9.5 Assessments.  All assessments and other charges assessed to Seller with respect to the Property pursuant to the Master Declaration shall be prorated as of the Closing Date between Buyer and Seller.

9.6 Other Adjustments and Prorations.  All other items of income and expense as are customarily adjusted or prorated upon the sale and purchase of a property similar to the Property shall be adjusted and prorated between Seller and Buyer accordingly.

10. Seller’s General Representations and Warranties.

10.1 Representations and Warranties.  Seller, to the best of Seller’s Knowledge, hereby makes the following representations and warranties to Buyer as of the Effective Date, with the understanding that each of said representations and warranties is material and has been relied upon by Buyer.

(a) Organization & Authority.  Seller is a limited liability limited partnership duly organized, validly existing and in good standing under the laws of the State of Georgia, and it has full power and authority to enter into this Contract and to consummate the transaction contemplated hereunder.  The execution and delivery of this Contract and the consummation of the transaction contemplated hereunder will not result in any violation or default under any agreement to which Seller is a party or any obligation or duty by which Seller is bound.

(b) Compliance With Laws.  Except for the Wetlands Work, the Property and all operations and improvements thereon are in compliance with any restrictive covenants encumbering the Property and all applicable laws, ordinances, codes, orders and regulations, including without limitation, federal, state, county and local building, zoning, land use, fire and health laws, ordinances, codes, orders and regulations.  Seller has received no written notice of any violations of any restrictive covenant or violations of any law, ordinance, code, order or regulation affecting the Property.

(c) Litigation

.  Except as set forth on Schedule 10(c), there are no legal actions, suits, investigations, administrative proceedings or other legal proceedings pending against the Property or against Seller that would in any way, directly or indirectly, affect the Property or title to the Property.

(d) Bankruptcy.  Neither Seller nor the Property is in the hands of a receiver and no application for the appointment of a receiver is pending.  Seller has not made an assignment for the benefit of creditors and Seller has not filed, or had filed against it, any petition in bankruptcy.

(e) Licenses and Permits.  Schedule 10(e) sets forth an accurate and complete list of all material licenses and permits relating to the Real Property, copies of which shall be provided to Buyer.  Except as set forth in Schedule 10(e), Seller has not received any written notice from any governmental authority or other person of (i) any violation, non-renewal, suspension or revocation of any such licenses and permits that has not been dismissed or cured, except to the extent such violation, non-renewal, suspension or revocation would not have a material adverse effect on the ownership or operation of the Property, or (ii) any failure by Seller to obtain any licenses and permits required for the use or operation of the Property that has not been dismissed or cured, except to the extent such failure would not have a material adverse effect on the ownership or operation of the Property.

(f) Title to Personal Property.  Except as set forth in Schedule 10(f), Seller has good and valid title to all Personal Property, which in each case shall be free and clear of all liens and encumbrances as of the Closing.

(g) Hazardous or Toxic Waste or Materials.  Seller has not, and, to the best of Seller’s Knowledge, no one else has used the Property for the temporary or permanent storage, placement or dumping of any toxic or hazardous waste material, and the Property and all parts thereof are in compliance with all applicable federal, state, county, local and other laws, statutes and ordinances regarding same.

(h) Employees.  There are no written employment agreements with any employees for the Property.

(i) Eminent Domain, Special Assessments..  Seller has received no written notice of, and has no knowledge of any action or proceeding instituted, pending or contemplated in eminent domain or for condemnation of any part of the Real Property, or for special assessments by a governmental authority, change in grade of any public street, or pending improvement liens affecting the Property, or any similar proceedings.

(j) FIRPTA.  Seller is not a “foreign person” or “foreign corporation” requiring the withholding of tax pursuant to Section 1445 of the Internal Revenue Code, as amended, and/or the regulations promulgated thereunder.

10.2 Survival.  All of Seller’s representations and warranties contained in Section 10.1 are true and correct as of the date hereof, shall be true and correct at Closing as though such representations and warranties were made at such time and shall be so certified by Seller in writing at Closing.  The representations and warranties of Seller set forth in Section 10.1 shall survive the Closing for a period of one hundred eighty (180) days subsequent to Closing.

10.3 Limitation on Seller’s Representations and Warranties.

BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS CONTRACT OR ANY CLOSING DOCUMENT, (I) THE PURCHASE OF THE PROPERTY SHALL BE ON AN “AS IS”, “WHERE IS”, “WITH ALL FAULTS BASIS”, SUBJECT TO REASONABLE WEAR AND TEAR FROM THE DATE OF THIS CONTRACT UNTIL CLOSING, AND (II) NEITHER SELLER NOR ANY OF ITS AFFILIATES, NOR ANY OF THEIR RESPECTIVE SHAREHOLDERS, MEMBERS, PARTNERS, TRUSTEES, DIRECTORS, OFFICERS, MANAGERS, EMPLOYEES, ATTORNEYS, ACCOUNTANTS, CONSULTANTS, AGENTS OR REPRESENTATIVES, NOR ANY PERSON PURPORTING TO REPRESENT ANY OF THE FOREGOING, HAVE MADE ANY REPRESENTATION, WARRANTY, GUARANTY, PROMISE, PROJECTION OR PREDICTION WHATSOEVER WITH RESPECT TO THE PROPERTY OR ANY PORTION OR ASPECT THEREOF, WRITTEN OR ORAL, EXPRESS OR IMPLIED, ARISING BY OPERATION OF LAW OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR ANY REPRESENTATION OR WARRANTY AS TO (A) THE CONDITION, QUANTITY, QUALITY, USE, OCCUPANCY OR OPERATION OF THE PROPERTY OR ANY PORTION OR ASPECT THEREOF, (B) THE PAST, PRESENT OR FUTURE REVENUES OR EXPENSES WITH RESPECT TO THE PROPERTY OR ANY PORTION OR ASPECT THEREOF, (C) THE COMPLIANCE OF THE PROPERTY OR ANY PORTION OR ASPECT THEREOF, OR THE OPERATION THEREOF, WITH ANY ZONING REQUIREMENTS, BUILDING CODES OR OTHER APPLICABLE LAW, OR (D) THE ACCURACY OF ANY ENVIRONMENTAL REPORTS OR OTHER INFORMATION SET FORTH IN THE SELLER DUE DILIGENCE MATERIALS PROVIDED TO BUYER WHICH WERE PREPARED FOR OR ON BEHALF OF SELLER.

BUYER ACKNOWLEDGES AND AGREES THAT BUYER (I) IS RELYING ONLY ON ITS DUE DILIGENCE INSPECTIONS OF THE PROPERTY AND ON THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY SELLER IN THIS CONTRACT AND THE CLOSING DOCUMENTS IN PURCHASING THE PROPERTY; AND (II) IS NOT RELYING ON ANY STATEMENT MADE OR INFORMATION PROVIDED TO BUYER BY SELLER NOR ANY OF ITS AFFILIATES, NOR ANY OF THEIR RESPECTIVE SHAREHOLDERS, MEMBERS, PARTNERS, TRUSTEES, DIRECTORS, MANAGERS, OFFICERS, EMPLOYEES, ATTORNEYS, ACCOUNTANTS, CONSULTANTS, AGENTS OR REPRESENTATIVES, NOR ANY PERSON PURPORTING TO REPRESENT ANY OF THE FOREGOING.

10.4 Amendment to Schedules.

(a) Notwithstanding anything to the contrary in this Contract, Seller shall have the right to amend and supplement the schedules to this Contract from time to time to the extent that (i) any schedules need to be amended or supplemented to maintain the truth and accuracy of the applicable representation or warranty or the information disclosed therein, and (ii) Seller did not have knowledge as of the date of this Contract of the matter being disclosed in such amendment or supplement, by providing a written copy of such amendment or supplement to Buyer.

(b) If Buyer in its sole and absolute discretion shall determine that the information disclosed in any amendment or supplement to the Schedules shall adversely impact the Property, Buyer’s financial projections relating to the Property or any other matter which Buyer determines impacts it’s underwriting of the Property, then Buyer, by written notice to Seller, may cancel this Contract.  Upon such cancellation, neither Buyer nor Seller shall have any further rights or obligations under this Contract except those which expressly survive cancellation of this Contract.

10.5 Effect of Buyer’s Knowledge.  If Buyer has knowledge prior to Closing of a breach of any representation or warranty made by Seller in this Contract and Buyer nevertheless elects to close this transaction, such representation or warranty by Seller with respect to such matter shall be deemed to be modified to reflect such Buyer’s knowledge, and Buyer shall have no indemnification claims or other rights or remedies against Seller with respect thereto.

11. Buyer’s Representations and Warranties.

11.1 Buyer hereby makes the following representations and warranties to Seller as of the Effective Date and as of the date of Closing, with the understanding that each of said representations and warranties is material and has been relied upon by Seller:

(a) Full Power & Authority.  Buyer has full power and authority to enter into this Contract and to consummate the transaction contemplated hereunder.  The execution and delivery of this Contract and the consummation of the transaction contemplated hereunder will not result in any violation or default under any agreement to which Buyer is a party or any obligation or duty by which Buyer is bound.

(b) Assignee.  If Buyer assigns its rights under this Contract in accordance with Section 17(i), then, at Closing, any such corporate or other entity(s) shall be duly organized, validly existing and in good standing under the laws of the State of Florida, and it shall have full power and authority to accept an assignment of this Contract and to consummate the transaction contemplated hereunder.

(c) Litigation.  There are no legal actions, suits, investigations, administrative proceedings, or other legal proceedings pending or threatened against Buyer that would in any way, directly or indirectly, affect its ability to consummate the transaction contemplated hereunder.

(d) Bankruptcy.  Buyer is not in the hands of a receiver, and no application for the appointment of a receiver in pending.  Buyer has not made an assignment for the benefit of creditors, and Buyer has not filed, or had filed against Buyer, any petition in bankruptcy.

(e) Notice of Changes.  In the event any changes occur as to any information, documents or exhibits referred to in this Section, Buyer will immediately disclose the same to Seller.

11.2 Full Disclosure; Survival.  None of the representations and warranties made by Buyer, or made in any written certificate or written memorandum furnished or to be furnished by Buyer, or on its behalf, contains or will contain any untrue statement of material fact, or omit any material fact, the omission of which would be misleading.  All of Buyer’s representations and warranties contained in this Contract are true and correct as of the date hereof, shall be true and correct at Closing as though such representations and warranties were made at such time, shall be so certified by Buyer in writing at Closing, and shall survive Closing.

12. Operation of Property During Contract Period.

12.1 Operation of Property.  From the Effective Date until Closing, Seller shall continue to operate the Property and any business conducted on the Property in the manner operated prior to the Effective Date, shall make all ordinary repairs and maintain the Property, and shall not take any action that would adversely impact the Property.  Prior to Closing, Seller shall maintain the landscaping in materially the same condition as exists on the Effective Date, casualty and acts of God excluded.

12.2 Existing Agreements.  During the term of this Contract, Seller shall not terminate, modify, amend or waive a provision of any contract or agreement affecting the Property without the prior written consent of Buyer, which consent shall not be unreasonably withheld.

12.3 New Agreements.  During the term of this Contract, Seller shall not, without first obtaining Buyer’s written consent, which Buyer may give or deny in its reasonable discretion, consent to or permit to the extent within Seller’s control:  (i) any modification to any existing easement, covenant, condition, restriction, or right of way affecting the Property, (ii) any new easement, covenant, condition, restriction or right of way affecting the Property, or (iii) any zoning change or other change of governmental approval.

13. Risk of Loss.  The risk of loss shall be that of Seller from the Effective Date until the Closing and conveyance of title from Seller to Buyer.  Seller shall immediately give Buyer written notice of any damage, destruction or other casualty to the Property prior to Closing.

13.1 Material Damage.  In the event that damage, destruction or other casualty to the Property prior to Closing (from whatever cause and regardless of whether the loss is covered by insurance) is equal to or in excess of One Hundred Thousand and No/100 ($100,000.00) Dollars, Buyer shall, at its option, elect to proceed under one of the following, by sending written notice to Seller within Fifteen (15) days after receiving written notice of such matter from Seller (failure of Buyer to timely send such written notice shall be deemed Buyer’s election of i) below):

(a) Cancel this Contract, in which event neither Buyer nor Seller shall have any further rights, duties or obligations hereunder except those which expressly survive the cancellation of this Contract and the Deposit shall be delivered to Seller; or

(b) Accept an assignment of all insurance proceeds relating to such damage, destruction, or other casualty and accept the Property in its then existing condition.

13.2 Non-Material Damage.  In the event the damage, destruction, or other casualty to the Property does not exceed One Hundred Thousand and No/100 ($100,000.00), then Buyer shall not have the right to cancel this Contract, but shall proceed to Closing, in which case Seller shall transfer and assign to Buyer all of Seller’s right, title and interest in and to all proceeds from all casualty and lost profits insurance policies maintained by Seller with respect to the Property, except those proceeds allocable to costs incurred by, and lost profits of, Seller for the period prior to the Closing.

14. Eminent Domain.  Seller shall immediately give Buyer written notice in the event of the filing or the threat of filing eminent domain proceedings, or the taking of any action by any governmental authority seeking to condemn any part of the Real Property, or which would have the effect of taking any part of the Real Property, or of any threatened or planned modification or termination of the current access to or from the Property, or of utility service to the Property, and Buyer shall have the option of either:  (a)  proceeding to close and assuming the effects of the condemnation, taking, modification and/or termination, including without limitation, the right to all proceeds thereof, or (b) canceling this Contract, in which event neither Seller nor Buyer shall have any further rights, duties or obligations hereunder except those which expressly survive cancellation of this Contract and the Deposit shall be delivered to Seller.  Buyer shall, at its option, elect to proceed under one of the foregoing, by sending written notice to Seller within Fifteen (15) days after receiving written notice of such matter from Seller (failure of Buyer to timely send such written notice shall be deemed Buyer’s election to cancel this Contract).

15. Default.

15.1 Buyer’s Default.  In the event that Buyer defaults under this Contract and/or fails to close the sale contemplated hereby on or before the Closing, Seller shall have all rights and remedies set forth in this Contract or allow at law or in equity.

15.2 Seller’s Default.  In the event of a default by Seller hereunder, Buyer shall be entitled to:  (a) cancel this Contract, or (b) bring an action for specific performance against Seller.  Upon the cancellation of this Contract neither Seller nor Buyer shall have any further rights, duties or obligations hereunder, except those which expressly survive cancellation of this Contract and the Deposit shall be delivered to Buyer.

16. Brokerage Commissions.  Buyer hereby represents and warrants to Seller that Buyer has not consulted, dealt with or negotiated with any real estate broker, salesperson or agent in connection with this transaction.  Seller hereby represents and warrants to Buyer that Seller has not consulted, dealt with, negotiated with or listed the Property with any real estate broker, salesperson or agent in connection with this transaction. Each party hereby indemnifies and holds the other free and harmless of and from and against any and all claims, demands, actions and causes of action by any party whatsoever (whether or not meritorious), and all costs and expenses (including without limitation, reasonable attorneys’ and paralegal fees whether suit is instituted or not, and at all trial and appellate levels), and all losses, damages and liabilities that may be incurred or suffered or are incurred or suffered by the other party arising from, or in connection with, any claim that the indemnifying party has consulted, dealt with, negotiated with or listed the Property with a real estate broker, salesperson or agent in connection with this transaction.  The indemnities in this Section 16 shall survive the cancellation of this Contract or Closing.

17. Miscellaneous Provisions.

(a) Effective Date.  The “Effective Date” of this Contract shall be the last date signed by all parties as indicated on the signature page to this Contract.

(b) Notices.  Any notice or other communication under this Contract shall be in writing and shall be sent by: (i) personal delivery, (ii) mailing by deposit with the United States Postal Service, postage prepaid, by certified or registered mail, return receipt requested, (iii) Federal Express or other nationally recognized overnight delivery service, or (iv) facsimile transmission, to the following addresses/fax numbers (or to such other address/fax number as a party may designate by notice given in like fashion):

If to Seller:

Ginn-LA Wilderness, Ltd., LLLP
1 Hammock Beach Parkway
Palm Coast, FL 32137
Attn:  Edward R. Ginn, III
Fax:  386-246-5770

With copies to:
Morris, Manning & Martin, LLP
3343 Peachtree Road, Suite 1600
Atlanta, Georgia 30326
Attn: Jeanna Brannon, Esq.
Fax:  404-365-9532

Lubert-Adler Partners, L.P.
171 17th Street
Suite 1575
Atlanta, GA 30363
Attn:  Neill Faucett
Fax:  770-612-7960

Lubert-Adler Partners, LP
The Cira Centre
2929 Arch Street
Philadelphia, PA 19104-2868
Attn: Stuart A. Margulies
Fax: 215-609-3457

If to Buyer:

Seaboard Home Building, Corp.
__________________________
__________________________
__________________________
Attn: Rick Arrighi
Fax: ______________________

With a copy to:
Curtis Shenkman, Esq.
DeSantis, Gaskill, Smith & Shenkman, P.A.
11891 US Highway One, Suite 100
North Palm Beach, FL 33408
Fax:  561-622-2841

The attorneys for Seller and Buyer are authorized to give any notice pursuant to this Contract on behalf of their respective clients.

(c) Faxed or Electronic Copies.  Faxed or electronic copies of this Contract shall be deemed originals for all purposes hereunder.

(d) Entire Understanding; Modification and Waiver. This Contract contains the entire understanding between the parties concerning the purchase and sale of the Property, and it may only be amended or modified by a writing signed by both Seller and Buyer.  Failure of any party to insist upon compliance with any provision hereof shall not constitute a waiver thereof, and no waiver of any provision of this Contract shall be effective unless it is in writing and signed by the party against whom it is asserted.  Any waiver of any provision of this Contract shall only be applicable to the specific provision and instance to which it is related, and shall not be deemed to be a continuing or future waiver as to such provision or as to any other provision.

(e) Partial Invalidity.  Any determination by a court of competent jurisdiction that any provision of this Contract is not valid or enforceable as specifically set forth shall not result in such provision being declared invalid, but the same shall be deemed modified, if possible, in such a manner so as to result in the same being valid and enforceable to the maximum extent permitted by law; if such modification is not possible, then such provision shall be deemed stricken and severed from this Contract, but such action shall not affect the remaining provisions of this Contract, all of which shall remain in full force and effect.

(f) Interpretation.  All parties hereto have been represented by legal counsel of their choice in connection with this Contract, and if any provision of this Contract shall be subject to judicial interpretation, it is agreed that the court interpreting or construing such provision shall not apply any presumption that the provision should be more strictly construed against the party who itself or through its agents prepared same, it being acknowledged and agreed that legal counsel of all parties have participated in the preparation of this Contract and all terms and provisions have been negotiated.

(g) Conflict; Letter of Intent.  In the event of conflict, handwritten provisions that are initialed by the parties shall control over typewritten provisions in this Contract.  Any Letter of Intent previously executed by Seller and Buyer regarding the sale and purchase of the Property is hereby canceled, and superseded by this Contract.

(h) Number, Gender & Headings.  Whenever the context of any provision hereof shall require or permit it, words in the singular shall include the plural, words in the plural shall include the singular, and pronouns of any gender shall include the other genders.  The headings, captions, sections and subsections in this Contract are for convenience only, and shall have no effect upon the meaning of any of the terms, provisions or conditions herein.

(i) Assignment.  At or before Closing, Buyer intends to assign this Contract and the rights of Buyer hereunder to one or more corporations, limited liability companies, or other entities in which Buyer shall be involved in the management, operation and ownership.  Buyer agrees to provide written notice of such assignments to Seller no later than January 10, 2010, but such assignment shall not relieve Buyer of its obligations under this Contract.  Except for the assignment allowed in the preceding sentence, this Contract is not assignable by Buyer without the prior written consent of Seller, which shall not be unreasonably withheld.

(j) Governing Law and Venue.  This Contract shall be governed by, and shall be construed and enforced in accordance with, the laws of the State of Florida.  Venue for any action hereunder shall be in the county in which the Real Property is located.

(k) Time Periods.  Any time period provided for herein which shall end on a Saturday, Sunday or legal holiday, shall be extended until 5:00 p.m., Eastern Standard Time, on the next business day. Time is of the essence.

(l) Exhibits.  When the term “Contract” is used herein, said term shall include this Contract and all exhibits hereto, and all amendments and modifications hereto, if any.

(m) Further Cooperation.  Seller and Buyer agree to execute any and all further instruments and documents and take all such further action as may be reasonably required by either party or the closing agent to effectuate the terms and provisions of this Contract and the transaction contemplated herein.  The provisions of this Section 17(m) shall survive Closing.

(n) Radon.  Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time.  Levels of radon that exceed federal and state guidelines have been found in buildings in Florida.  Additional information regarding radon and radon testing may be obtained from your county public health unit.

(o) Confidentiality.  Seller and Buyer agree that they shall treat this transaction as confidential prior to Closing (except that Buyer may make required disclosures in connection with its application for financing and in connection with its investigation of the Property), and no press or other release or communication to the general public in connection with the sale and purchase of the Property shall be issued without the other party’s prior approval.  Seller and Buyer shall advise their consultants, respectively, of this confidentiality provision, and request their compliance.

18. Seller’s Indemnification Regarding Pending Litigation. Seller hereby agrees to indemnify, hold harmless and defend Buyer from and against any and all claims, causes of action, expenses, costs and other liabilities relating to or arising in connection with the pending litigation described in Schedule 10(c).  Buyer agrees that any required defense may be provided by the same attorneys representing Seller with respect to the pending litigation from which Buyer’s claim relates.  The provisions of this Section 18 shall survive the Closing.

19. Time For Acceptance.  Seller’s offer contained herein shall be deemed null and void unless this Contract is signed by Buyer and a fully executed original delivered to Seller on or before 5:00 p.m. on December 31, 2009; failing which, Seller’s offer contained herein shall be deemed null and void.

IN WITNESS WHEREOF, the parties have executed this Contract as of the dates set forth below.

SELLER: GINN-LA WILDERNESS LTD., LLLP, a Georgia limited liability limited partnership By: Ginn-LA Wilderness GP, LLC, a Georgia limited liability company, general partner	BUYER: SEABOARD HOME BUILDING, CORP.
By: /s/ Edward R. Ginn III, Manager	By: _____________________________ Name: ___________________________ Title: ____________________________
Date: December 31, 2009	Date: December 31, 2009

EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A	Legal Description of Real Property
Exhibit B	Location of Entry Work

SCHEDULES

Schedule 4.4	Due Diligence Materials List
Schedule 10(c)	Litigation
Schedule 10(e)	Material Licenses and Permits
Schedule 10(f)	Personal Property Encumbrances

EXHIBIT A

ALL OF THOSE certain tracts or parcels of land of the FIRST REPLAT OF RIVER POINT P.U.D., according to the plat thereof recorded in Plat Book 41, Page 21, 21A through 21O, Public Records of St. Lucie County, Florida, and described thereon as Tract E; Tract H; Tract I; Lots 1 through 19 of Block 1; Lots 1 through 22 of Block 2; Lots 1 through 8 of Block 3; Lots 1 through 30 of Block 4; Lots 1 through 24 of Block 5; Lots 1 through 2 of Block 6; Lots 1 through 50 of Block 7; Lots 1 through 19 of Block 8; Lots 1 through 10 of Block 9, Lots 1 through 7 of Block 10; Lots 29 and 34 of Block 11; Lots 12 and 25 of Block 12; Lots 1 through 13 of Block 13; Lots 1 through 30 of Block 14; Lots 1 through 19 of Block 15 and the following water management easements: WME-1, WME-2, WME-2A, WME-2B, WME-2C, WME-3, WME-4, WME-6 and WME-23.

LESS AND EXCEPT:

ALL OF THOSE certain lots described below being more particularly shown on Tesoro Preserve Plat No. 4, Being A RePlat of a Portion of Tesoro preserve Plat No. 2 as Recorded in Plat Book 44, Page 15, Lying in Sections 14 and 15, Township 37 South, Range 40 East, City of Port S. Lucie, St. Lucie County, Florida, prepared by Culpepper & Terpening, Inc., Michael T. Owen, Professional Surveyor and Mapper Florida Certificate No. 5556, dated November 10, 2005, recorded in Plat Book 51, Pages 5-14, Official Records of St. Lucie County, Florida:

Lots # 76-77	Lots # 169-177	Lots # 253-254
Lots # 79-91	Lots # 178-192	Lot # 256
Lots # 92-102	Lots # 193-212	Lots # 258-260
Lots # 103-112	Lots # 214-219	Lots # 262-273
Lots # 114-135	Lots # 220-222	Lots # 275-276
Lots # 136-156	Lots # 224-235	Lots # 278-284
Lot # 158	Lots # 237-249	Lots # 286-292
Lots 160-168	Lot # 251	Lots # 295-296

LESS AND EXCEPT:

ALL OF THOSE certain lots described below being more particularly shown on Tesoro Preserve Plat No. 5, Being A RePlat of Tract H According to the First RePlat of River Point P.U.D. as Recorded in Plat Book 41, Page 21, Lying in Sections 11 and 14, Township 37 South, Range 40 East, City of Port S. Lucie, St. Lucie County, Florida, prepared by Culpepper & Terpening, Inc., Michael T. Owen, Professional Surveyor and Mapper Florida Certificate No. 5556, dated May 3, 2006, recorded in Plat Book 54, Pages 38-39, Official Records of St. Lucie County, Florida:

Lots # 3-12	Lot # 21	Lots # 46-75
Lots # 14-17	Lots # 24-43

SCHEDULE 4.4

Due Diligence Materials

1.	Subdivision plats.
2.	Existing surveys.
3.	Zoning documentation.
4.	Land use plan.
5.	Declaration of Covenants, Conditions and Restrictions for the Project and any amendments thereto.
6.	Property tax information.
7.	Title policies or commitments.
8.	HUD property reports and documentation related thereto.
9.	Bonds.
10.	Contracts and agreements to which Seller or the Property Owners Association are a party.
11.	Intellectual property information.
12.	FF&E information.
13.	Litigation information.
14.	Leases relating to the Project.
15.	Permits, permit applications and license relating to the Project.
16.	Master site plan.
17.	Featured builder contracts.
18.	Marketing material used for Project.
19.	Budgets relating to the Association or club member matters.
20.	Design guidelines and rules and regulations.
21.	List of officers/directors/members of the Association and architectural review board.
22.	Documents relating to special districts.
23.	Environmental assessments and engineering studies.
24.	Architectural and engineering designs and specifications.

SCHEDULE 10(c)

TESORO PRESERVE LITIGATION

	Name of Case	Court and Case Number
1.
Awdish vs. The Ginn Co, Ginn Real Estate Co, LLC, Cameron Davis & Gonzalez, Suntrust Bank, Ginn-LA Wilderness Ltd., LLLP, Ginn-LA Hammock Beach Ltd., LLLP, Ginn-LA Orlando Ltd., LLLP, Ginn-LA Pine Island Ltd., LLLP, Tesoro Preserve POA, Inc, Tesoro Club, LLC, The Conservatory POA, Inc. Ocean Hammock HOA, Inc, Harbor Village Marina POA, Inc., Bella Collina Master Assoc, Inc, Bella Collina POA, Inc, Reunion Resort & Club of Orlando Master Assoc., Inc., Ginn Property Management, Inc., Ginn Tesoro Golf, LLC, Ginn Resort Management LLC, Reunion Resort Management, LLC, The Reunion Club of Orlando, LLC, The Bella Collina Club, LLC, Tesoro POA, Inc., Tesoro Golf Club Condominium, LLC, Tesoro Beach Club Condominium, LLC, The Gardens at Hammock Beach POA, Inc., Hammock Beach River Club, LLC, Hammock Beach Resort Management, LLC, Hammock Beach II, LLC, Hammock Beach III, LLC, The Hammock Beach Estates HOA, Inc., Hammock Beach POA, Inc., Hammock Beach Discovery Center, LLC, Hammock Beach Resort Co., LLC
United States District Court for the Middle District of Florida Case No. 3:08-cv-211-J-25TEM
2.
Aurelio R. Feliciano and Maria L. Vieira; MASR Holdings, LLC; Kathleen Tesi; Gordon Lawrie and Margaret Lawrie; C&G Properties II, LLC; C&G Properties IV, LLC; C&G Properties VIII, LLC; Justin A. Williamson IV; Richard Jurkovac, Albert Dabah; Vincent Preziosi; Michael B. Noel and Harriet V. Noel; Charles H. Kraft; Dean Cosper; Reed Galin and Tomi Jo Galin; JHM Investments, LLC; James H. Maynard; Jose O. Fernandez-Miralles8 and Clara Calbia Ortiz; John G. Palatine and Elizabeth J. Palatine; Emanoil C. Rosca and Sofya Bort; Jordan Rupert and Myra Rupert; Gary r. Scheer and Suswan W. Scheer; Franklin Weinstein and Elizabeth Weinstein; Stephen P. Boger and Joan Boger; Robert Daniel Noey and Kimberly Ann Noey; Joseph A. Mayercheck; Peter Moukios; George Kronheimer; Hammock 328, LLC; Hammock 308, LLC; Keith Grubb; Carl F. Rabito; Rick T. Fitzgerald and Miranda F. Fitzgerald; Richard Sloan and Jennifer S. Sloan; Robert Stoltz; James Kanyuk; David Spera; Sean Couch; Roger A. Linville II; Roger A. Linville III; Salt Lake Exchange Accommodations, 131, LLC; and Albertino Jorge and Fabiana Jorge; vs. Ginn Real Estate Company, LLC; Ginn-LA Pine Island Ltd., LLLP; Century 21 Professional Group, Inc.; Regions Bank; SunTrust Mortgage, Inc.; Fifth Third Bank; Wachovia Bank, N.A.; and First Federal Savings Bank of Lake County.
Circuit Court, 5th Judicial Circuit, Lake County, Florida Case No. 2008-CA-001802

	Name of Case	Court and Case Number
3.
Ila Wiener; G. Mark & Susan D. Duncan, Trustees; Steve & Janet Lapa, Trustees; Jacob & Rena Marvin; Sam & Patricia Pinson; Julio Sanguily, III; David S. Carol L. Sarner; Alan  & Kimberly Siegel; Micheal M. & Carol Tuchman; Florida Midwest Investments, LLC, Heritage Land Holdings, Inc., Patricia Pfeiffer, Joseph Vargas, Wayne Zuskin, and March H. Balding Family LP vs. Ginn-LA Wilderness Ltd., LLLP, Ginn Development Company, LLC, Ginn Real Estate Company, LLC, and Richard T. Davis, Esq.
Circuit Court, 19th Judicial Circuit, St. Lucie County, Florida Case No. 56200 8 CA 008099
4.	John Migyanka, Flora Migyanka and Christopher Delany vs. Ginn-LA Wilderness Ltd., LLLP, Ginn Development Company, LLC, and Ginn Real Estate Company, LLC	Circuit Court, 19th Judicial Circuit, Osceola County, Florida Case No. 562008-CA-009388
5.
Marc H. Baldinger Family LP; Julio Sanguily, III; Naomi Berger; Zeus, LLC; Antonio Mendez; Mark Nelson and Catherine Nelson vs. Ginn-LA Wilderness Ltd., LLLP; Ginn Development Company, LLC; and Ginn Real Estate Company, LLC

Circuit Court, 19th Judicial Court, St. Lucie County, Florida Case No. 56 2008 CA 010425
6.	Robert Eugene Pence, Jr. and Donna Lynn Pence vs. Ginn-LA Wilderness Ltd., LLLP; Ginn Development Company, LLC; Ginn Real Estate Company, LLC; and Richard T. Davis, Esq.	Circuit Court of the 19th Judicial Circuit, St. Lucie County, Florida Case No. 6300.08.030
7.	Joseph Savino and Angela Savino vs. Ginn-LA Wilderness Ltd., LLLP, Edward Robert Ginn, III, Fifth Third Bank, as successor in interest to Crown Bank and Richard T. Davis, Esq.	Circuit Court for St. Lucie County, Florida Case No. 56200 9CA 00/306
8.
D.H.G. Properties, LLC vs. The Ginn Companies, LLC, Ginn Development Company, LLC, Ginn Real Estate Company, LLC, SunTrust Mortgage, Inc. and Cameron, Davis & Gonzalez, Ginn-LA Wilderness, Ltd., LLLP, as successor by merger to Ginn-LA Westmoreland Ltd., LLLP
United States District Court for the Middle District of Florida, Jacksonville Division Case No. 3:09-cv-735-J-34HTS

	Name of Case	Court and Case Number
9.
Donald George vs. The Ginn Companies, LLC, Ginn Development Company, LLC, Ginn Real Estate Company, LLC, SunTrust Mortgage, Inc. and Cameron, Davis & Gonzalez, Ginn-LA Wilderness, Ltd., LLLP, as successor by merger to Ginn-LA Westmoreland Ltd., LLLP
United States District Court for the Middle District of Florida, Jacksonville Division Case No. 3:09-cv-729-J-34JRK

SCHEDULE 10(e)

MATERIAL LICENSES AND PERMITS

SFWMD Permits:
Permit No	App No.	Location	Notes
56-01506-P	020726-8**	Mainland parcel A	Non-Compliant** Modification to 040712-15 to reduce size of lots, realignment of Roads, and reduction in the wetland impact within Pods A,B,D-F.
56-01506-P	040712-15**	Mainland (A,B,D,E, & F)	Non-Compliant** Modified by 020726-8; Engineer’s certification of completion accepted, environmental non-compliance issues remain
56-02217-W	041028-2 WU	Water Use Island	In the name of Ginn-LA St. Lucie Ltd., LLLP (“St. Lucie”); Original Permit
56-02217-W	080211-14		In the name of St. Lucie; Modification regarding Collapsed Well
56-02217-W	080325-13		In the name of St. Lucie; Modification

*** These applications are currently “not in compliance” as more particularly set forth in that certain Notice of Non-Compliance, Environmental, Tesoro Preserve Parcels A, B, D, E and F, Permit No. 56-01506-P, Application No. 040712-15, St. Lucie County, S14,15/T37S/R40E, from the South Florida Water Management District to Ginn-LA Wilderness LTD LLP, dated December 28, 2006

ACOE Permits:

Permit No	Location	Notes
199404754 (IP-SS)	Bridge& Causeway	Issued 1/14/1997
199404754 (IP-JBH)	Mainland	Issued 9/30/2005
199404754 (IP-TKW)	Island and mainland mitigation	Issued 12/4/2003Modifies 1994047548 (IP-TKW)
199404758 (IP-TKW)	Island and mainland mitigation	Modified by 199404754 (IP-TKW)

SCHEDULE 10(f)

PERSONAL PROPERTY ENCUMBRANCES

None